Exhibit 3.1

AMENDED AND RESTATED BYLAWS OF

REALD INC.

(a Delaware corporation)

ARTICLE III - DIRECTORS		16

3.1	POWERS	16

3.2	CLASSIFICATION OF DIRECTORS	16

3.3	NUMBER OF DIRECTORS	16

3.4	ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS	17

3.5	RESIGNATION AND VACANCIES	17

3.6	PLACE OF MEETINGS; MEETINGS BY TELEPHONE	17

3.7	REGULAR MEETINGS	18

3.8	SPECIAL MEETINGS; NOTICE	18

3.9	QUORUM	18

3.10	BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING	19

3.11	FEES AND COMPENSATION OF DIRECTORS	19

3.12	REMOVAL OF DIRECTORS	19

ARTICLE IV - COMMITTEES		19

4.1	COMMITTEES OF DIRECTORS	19

4.2	COMMITTEE MINUTES	19

4.3	MEETINGS AND ACTION OF COMMITTEES	20

4.4	SUBCOMMITTEES	20

ARTICLE V - OFFICERS		20

5.1	OFFICERS	20

5.2	APPOINTMENT OF OFFICERS	21

5.3	SUBORDINATE OFFICERS	21

5.4	REMOVAL AND RESIGNATION OF OFFICERS	21

5.5	VACANCIES IN OFFICES	21

5.6	REPRESENTATION OF SHARES OF OTHER CORPORATIONS	21

5.7	AUTHORITY AND DUTIES OF OFFICERS	22

ARTICLE VI - GENERAL MATTERS		22

6.1	EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS	22

6.2	ISSUANCE OF STOCK	22

6.3	STOCK CERTIFICATES; PARTLY PAID SHARES	22

6.4	SPECIAL DESIGNATION ON CERTIFICATES	23

6.5	LOST CERTIFICATES	23

6.6	CONSTRUCTION; DEFINITIONS; TIME PERIODS	23

6.7	DIVIDENDS	24

6.8	FISCAL YEAR	24

6.9	SEAL	24

6.10	TRANSFER OF STOCK	24

6.11	STOCK TRANSFER AGREEMENTS	24

6.12	REGISTERED STOCKHOLDERS	25

6.13	WAIVER OF NOTICE	25

6.14	NOTICE TO STOCKHOLDERS SHARING AN ADDRESS	25

6.15	NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL	25

6.16	EVIDENCE OF AUTHORITY	26

6.17	CERTIFICATE OF INCORPORATION	26

6.18	RELIANCE UPON BOOKS, REPORTS AND RECORDS	26

ARTICLE VII - NOTICE BY ELECTRONIC TRANSMISSION		26

7.1	NOTICE BY ELECTRONIC TRANSMISSION	26

7.2	DEFINITION OF ELECTRONIC TRANSMISSION	27

ARTICLE VIII - INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS		27

8.1	RIGHT TO INDEMNIFICATION	27

8.2	ADVANCEMENT OF EXPENSES	28

8.3	RIGHT OF INDEMNITEE TO BRING SUIT	28

8.4	NONEXCLUSIVITY RIGHTS	29

8.5	INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION	30

8.6	NATURE OF RIGHTS	30

ARTICLE IX - AMENDMENTS		30

AMENDED AND RESTATED
BYLAWS OF
REALD INC.

(as amended and restated on September 16, 2014)

ARTICLE I - CORPORATE OFFICES

1.1       REGISTERED OFFICE.

The registered office of RealD Inc. (the “Corporation”) shall be fixed in the Corporation’s certificate of incorporation, as the same may be amended from time to time.

1.2       OTHER OFFICES.

The Corporation’s board of directors (the “Board”) may at any time establish other offices at any place or places. The Board may change any office from one location to another or eliminate any office or offices.

ARTICLE II - MEETINGS OF STOCKHOLDERS

2.1       PLACE OF MEETINGS.

(i)     Meetings of the stockholders shall be held at any place within or outside of the State of Delaware as determined by the Board, and if no such determination is made, at such place as may be determined by the chairperson of the Board.  If no location is so determined, the meeting shall be held at the principal executive office of the Corporation. Notwithstanding the foregoing, the Board may, in its sole discretion, determine that an annual meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 2.1(ii).

(ii)     If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication: (a) participate in a meeting of stockholders; and (b) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication; provided that (1) the Corporation implements reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (2) the Corporation implements reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (3) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action is maintained by the Corporation.

2.2       ANNUAL MEETING.

The Board shall designate the date and time of the annual meeting.  At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of this ARTICLE II may be transacted.

2.3       SPECIAL MEETING.

Special meetings of the stockholders may be called, for any purpose or purposes, by (i) the Board, (ii) the chairperson of the Board, or (iii) the chief executive officer of the Corporation or, in the absence of such chief executive officer, the president of the Corporation. Special meetings of the stockholders may not be called by any other person or persons. The Board may cancel, postpone or reschedule any previously scheduled special meeting of the stockholders at any time, and from time to time, before or after notice for such meeting has been provided to the stockholders.

No business may be transacted at a special meeting of the stockholders other than the business specified in such notice to stockholders.  Nothing contained in this Section 2.3 shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board may be held.

2.4       ADVANCE NOTICE PROCEDURES FOR BUSINESS BROUGHT BEFORE A MEETING

(i)     At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting.  To be properly brought before an annual meeting, business must be (a) brought before the meeting by the Corporation and specified in the notice of meeting given by or at the direction of the Board, (b) brought before the meeting by or at the direction of the Board or any committee thereof or (c) otherwise properly brought before the meeting by a stockholder who (1) was a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 as to such business.  Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board, the foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting.  Stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders, and the only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to ARTICLE II, Section 2.3.  Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5.

(ii)     Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4, and any such proposed business must constitute a proper matter for stockholder action.  To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the 120th and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made, and provided, further, that notwithstanding the foregoing, to be timely for purposes of the 2015 annual meeting only, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation no sooner than June 15, 2015 and no later than July 15, 2015 (such notice within such time periods, “Timely Notice”).

(iii)      To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the secretary of the Corporation shall set forth:

(a)     As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records), (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future, (3) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, and (4) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the business proposal and/or (B) otherwise to solicit proxies or votes from stockholders in support of such business proposal (the disclosures to be made pursuant to the foregoing clauses (1) through (4) are referred to as “Stockholder Information”);

(b)     As to each Proposing Person, (1) any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to give such Proposing Person economic risk similar to ownership of shares of any class or series of the Corporation, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Corporation, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Corporation (“Synthetic Equity Interests”), which Synthetic Equity Interests shall be disclosed without regard to whether (A) the derivative, swap or other transactions convey any voting rights in such shares to such Proposing Person, (B) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or (C) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions, (2) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of the Corporation, (3) any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of the Corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Corporation (“Short Interests”), (4) any rights to dividends on the shares of any class or series of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (5) any performance related fees (other than an asset based fee) that such Proposing Person is entitled to based on any increase or decrease in the price or value of shares of any class or series of the Corporation, or any Synthetic Equity Interests or Short Interests, if any, (6) (A) if such Proposing Person is not a natural person, the identity of the natural person or persons associated with such Proposing Person responsible for the formulation of and decision to propose the business to be brought before the meeting (such person or persons, the “Responsible Person”), the manner in which such Responsible Person was selected, any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such Proposing Person, the qualifications and background of such Responsible Person and any material interests or relationships of such Responsible Person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the Corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, and (B) if such Proposing Person is a natural person, the qualifications and background of such natural person and any material interests or relationships of such natural person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the Corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, (7) any significant equity interests or any Synthetic Equity Interests or Short Interests in any principal competitor of the Corporation held by such Proposing Persons, (8) any direct or indirect interest of such Proposing Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (9) any pending or threatened litigation in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (10) any material transaction occurring during the prior 12 months between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand, (11) a summary of any material discussions regarding the business proposed to be brought before the meeting (A) between or among any of the Proposing Persons or (B) between or among any Proposing Person and any other record or beneficial holder of the shares of any class or series of the Corporation (including their names) and (12) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (12) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(c)     As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a reasonably brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment) and (3) a reasonably detailed description of all agreements, arrangements and understandings between or among any of the Proposing Persons or between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder.

(iv)      For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, (c) any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act for the purposes of these bylaws) of such stockholder or beneficial owner and (d) any other person with whom such stockholder or beneficial owner (or any of their respective affiliates or associates) is Acting in Concert (as defined below).

(v)      A person shall be deemed to be “Acting in Concert” with another person for purposes of these bylaws if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Corporation in parallel with, such other person where (a) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes, and (b) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A.  A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person.

(vi)      A stockholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary of the Corporation at the principal executive offices of the Corporation not later than 5 business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of the record date for notice), and not later than 8 business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).

(vii)      Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with this Section 2.4.  The chairperson of the meeting shall have the power and duty to, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.  Notwithstanding the foregoing provisions of this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.  For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the annual meeting and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at that annual meeting.

(viii)      This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act.  In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business.  Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(ix)       For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

(x)         Notwithstanding the foregoing provisions of this Section 2.4, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.4; provided however, that any references in these bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to proposals as to any other business to be considered pursuant to this Section 2.4 (including clause (c) of Section 2.4(i)), and compliance with clause (c) of Section 2.4(i) shall be the exclusive means for a stockholder to make nominations or submit other business (other than, as provided in the third sentence of 2.4(i), business brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time).  Nothing in this Section 2.4 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act.

2.5       ADVANCE NOTICE PROCEDURES FOR NOMINATIONS OF DIRECTORS.

(i)      Subject to Section 3.2, nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (a) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (b) by or at the direction of the Board, including by any committee or persons appointed by the Board, or (c) by a stockholder who (1) was a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (2) is entitled to vote at the meeting and upon such election and (3) has complied with this Section 2.5 as to such nomination.  The foregoing clause (c) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board to be considered by the stockholders at an annual meeting or special meeting.

(ii)      Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii)) thereof in writing and in proper form to the secretary of the Corporation; provided, however, that in the event a stockholder’s notice for nominations to be made at an annual meeting is due on a date that falls on a Saturday, Sunday or federal holiday, such stockholder’s notice shall be considered timely if it was delivered to, or mailed and received by, the secretary of the Corporation on the next succeeding business day at the principal executive offices of the Corporation; and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (1) provide timely notice thereof in writing and in proper form to the secretary of the Corporation at the principal executive offices of the Corporation and (2) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5.  To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4(ix)) of the date of such special meeting was first made; provided, however, that in the event a stockholder’s notice for nominations to be made at a special meeting is due on a date that falls on a Saturday, Sunday or federal holiday, such stockholder’s notice shall be considered timely if it was delivered to, or mailed and received by, the secretary of the Corporation on the next succeeding business day at the principal executive offices of the Corporation.  In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iii)      Notwithstanding anything in Section 2.5(ii) to the contrary, in the event that the number of directors to be elected to the Board at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 2.5(ii) and there is no public announcement by the Corporation naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public disclosure is first made by the Corporation; provided, however, that in the event such 10th day following the day on which such public disclosure is first made by the Corporation falls on a Saturday, Sunday or federal holiday, such stockholder’s notice shall be considered timely if it was delivered to, or mailed and received by, the secretary of the Corporation on the next succeeding business day at the principal executive offices of the Corporation.

(iv)      To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the secretary of the Corporation shall set forth:

(a)     As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” and “nomination” shall be substituted for the term “business” in all places it appears in Section 2.4(iii)(a));

(b)     As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure in clause (12) of Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting);

(c)     As to each person whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such proposed nominee were a Nominating Person, (2) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Nominating Person, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is Acting in Concert (as defined in Section 2.4(v)), on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as

“Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(vii); and

(d)     The Corporation may require any proposed nominee to furnish such other information (1) as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines, as the same may be in effect from time to time, or (2) that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee.

(v)       For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, (c) any affiliate or associate of such stockholder or beneficial owner and (d) any other person with whom such stockholder or such beneficial owner (or any of their respective affiliates or associates) is Acting in Concert.

(vi)      A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary of the Corporation at the principal executive offices of the Corporation not later than 5 business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of the record date for notice), and not later than 8 business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).

(vii)      Notwithstanding anything in these bylaws to the contrary, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with this Section 2.5.  The chairperson at the meeting shall have the power and duty, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting and the defective nomination shall be disregarded.  Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.  For purposes of this Section 2.5, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at that meeting.

(viii)      To be eligible to be a nominee for election as a director of the Corporation, the proposed nominee must deliver (in accordance with the time periods prescribed for delivery of notice under this Section 2.5) to the secretary of the Corporation at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the secretary of the Corporation upon written request) and a written representation and agreement (in form provided by the secretary of the Corporation upon written request) that such proposed nominee (a) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation and (c) in such proposed nominee’s individual capacity and on behalf of the stockholder (or the beneficial owner, if different) on whose behalf the nomination is made, would be in compliance, if elected as a director of the Corporation, and will comply with applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

(ix)      Notwithstanding the foregoing provisions of this Section 2.5, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.5; provided however, that any references in these bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations to be considered pursuant to this Section 2.5 (including clause (c) of Section 2.5(i)), and compliance with clause (c) of Section 2.5(i) shall be the exclusive means for a stockholder to make nominations.

2.6       NOTICE OF STOCKHOLDERS’ MEETINGS.

Unless otherwise provided by law, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 or Section 7.1 not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting.  The notice shall specify the place, if any, date and hour of the meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7       MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE.

Notice of any meeting of stockholders shall be deemed given:

(i)     if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records; or

(ii)     if electronically transmitted as provided in Section 7.1.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given by mail or by a form of electronic transmission, as applicable, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8       QUORUM.

The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.

2.9       ADJOURNED MEETING; NOTICE.

Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these bylaws by the chairperson of the meeting or, in the absence of such person, by any officer of the Corporation entitled to preside at or to act as secretary of such meeting, or by the holders of a majority of the shares of stock present or represented at the meeting and entitled to vote, although less than a quorum. When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the Delaware General Corporation Law (“DGCL”) and Section 2.13, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

2.10     CONDUCT OF BUSINESS.

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business. The chairperson of any meeting of stockholders shall be designated by the Board.  In the absence of such designation, meetings of stockholders shall be presided over by the chairperson of the Board, if any, or the chief executive officer of the Corporation (in the absence of the chairperson of the Board) or the president of the Corporation (in the absence of the chairperson of the Board and the chief executive officer of the Corporation), or in their absence, any other executive officer of the Corporation. The secretary of the Corporation shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.  Unless otherwise approved by the chairperson of the meeting, attendance at a meeting of stockholders is restricted to stockholders of record for that meeting, persons authorized in accordance with Section 2.14 to act by proxy, and officers of the Corporation.  The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate.  Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of the meeting shall also conduct the meeting in an orderly manner, rule on the precedence of, and procedure on, motions and other procedural matters, and exercise discretion with respect to such procedural matters with fairness and good faith toward all those entitled to take part.  Without limiting the foregoing, the chairperson of the meeting may (i) restrict attendance at any time to bona fide stockholders of record for that meeting and their proxies and other persons in attendance at the invitation of the presiding officer or Board, (ii) restrict use of audio or video recording devices at the meeting, and (iii) impose reasonable limits on the amount of time taken up at the meeting on discussion in general or on remarks by any one stockholder.  Should any person in attendance become unruly or obstruct the meeting proceedings, the chairperson shall have the power to have such person removed from the meeting.

2.11     VOTING.

(a)     The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.13, subject to Section 217  (relating to voting rights of fiduciaries, pledgors and join owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

(b)     Except as may be otherwise provided in the certificate of incorporation or these bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder that has voting power upon the matter in question.

(c)     All matters other than the election of directors shall be determined by the affirmative vote of holders of a majority of voting power entitled to vote thereon, present in person or represented by proxy, except to the extent that the vote of a larger number may be required by law or the rules of any stock exchange upon which the Corporation’s securities are listed. Where a separate vote by class or classes or series is required, all matters other than the election of directors shall be determined by the affirmative vote of holders of a majority of voting power of that class or classes or series entitled to vote thereon, present in person or represented by proxy, except to the extent that the vote of a larger number may be required by law or the rules of any stock exchange upon which the Corporation’s securities are listed.

(d)     Except as provided in Section 3.5 of these Bylaws, each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, provided, however, that at any meeting of stockholders for which the secretary of the Corporation determines that the number of nominees exceeds the number to be elected as of the record date for such meeting, the directors shall be elected by vote of the plurality of the shares, present in person or represented by proxy and entitled to vote on the election of directors. For purposes of this section, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Votes cast shall include votes “for” and “against” a nominee and exclude “abstentions” and “broker non-votes” with respect to that nominee’s election. The Board has established procedures under which any director who is not elected shall promptly tender his or her resignation to the Board following certification of the stockholder vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors the action to be taken with respect to the offered resignation. In determining its recommendation, the Nominating and Corporate Governance Committee shall consider all factors it deems relevant.

2.12     STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING.

Subject to the rights of the holders of the shares of any series of preferred stock or any other class of stock or series thereof then outstanding that have been expressly granted the right to take action by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

2.13     RECORD DATE.

(a)        In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

(b)        If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(c)        In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.14     PROXIES.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A written proxy may be in the form of a telegram, cablegram, or other means of electronic transmission which sets forth, or is submitted with information from which it can be determined that, the telegram, cablegram, or other means of electronic transmission was authorized by the person.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to the foregoing paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

2.15     LIST OF STOCKHOLDERS ENTITLED TO VOTE.

The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date. The stockholder list shall be arranged in alphabetical order and show the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

2.16     INSPECTORS OF ELECTION.

Before any meeting of stockholders, the Board may, and if required by law, shall, appoint an inspector or inspectors of election to act at the meeting or its adjournment. The number of inspectors shall be either one or three. If any person appointed as inspector fails to appear or fails or refuses to act, then the chairperson of the meeting may, and upon the request of any stockholder or a stockholder’s proxy shall, appoint a person to fill that vacancy. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed and designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspector or inspectors’ count of all votes and ballots. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspector or inspectors may consider such information as is permitted by applicable law. If there are three inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all.

ARTICLE III - DIRECTORS

3.1       POWERS.

Subject to the provisions of the DGCL and any limitations in the certificate of incorporation or these bylaws relating to action required to be approved by the stockholders or by the outstanding shares, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board.  In the event of a vacancy in the Board, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

3.2       CLASSIFICATION OF DIRECTORS

The Board shall be divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board.  The initial division of the Board into classes shall be made by the decision of the affirmative vote of a majority of the entire Board in existence immediately prior to the consummation of the Corporation’s initial public offering.  The term of the initial Class I directors shall terminate on the date of the first annual meeting to occur after the Corporation’s initial public offering; the term of the initial Class II directors shall terminate on the date of the second annual meeting to occur after the Corporation’s initial public offering; and the term of the initial Class III directors shall terminate on the date of the third annual meeting to occur after the Corporation’s initial public offering.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.  Except as provided in this Section 3.2, a director shall hold office for a three-year term until the annual meeting for the year in which his or her term expires or until his or her successor shall be elected and shall qualify, subject however, to prior death, resignation, retirement, disqualification or removal from office.

3.3       NUMBER OF DIRECTORS.

Subject to the rights of any series of preferred stock then outstanding to elect additional directors under specified circumstances, and unless the certificate of incorporation fixes the number of directors, the number of directors which shall constitute the whole Board initially shall be eight (8), and, thereafter shall be fixed exclusively by one or more resolutions adopted from time to time by the Board.  No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.4       ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS.

Except as provided in Section 3.5, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.  Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws.  The certificate of incorporation or these bylaws may prescribe other qualifications for directors.

3.5       RESIGNATION AND VACANCIES.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Acceptance of such resignation shall not be necessary to make it effective. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Subject to the rights of the holders of any series of preferred stock then outstanding, any vacancies on the Board resulting from death, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, and not by the stockholders.  Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

3.6       PLACE OF MEETINGS; MEETINGS BY TELEPHONE.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.7       REGULAR MEETINGS.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.  A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of stockholders.

3.8       SPECIAL MEETINGS; NOTICE.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer of the Corporation, the president of the Corporation, the secretary of the Corporation or a majority of the authorized number of directors, at such times and places as he or she or they shall designate.

Notice of the time and place of special meetings shall be:

(i)         delivered personally by hand, by courier or by telephone;

(ii)        sent by United States first-class mail, postage prepaid;

(iii)       sent by facsimile; or

(iv)       sent by electronic mail,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least 24-hours before the time of the holding of the meeting.  If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting.  The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.9       QUORUM.

At all meetings of the Board, a majority of the authorized number of directors shall constitute a quorum for the transaction of business.  The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.  If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.  Interested directors may be counted in determining the presence of a quorum at a meeting of the Board or at a meeting of a committee which authorizes a particular contract or transaction.

A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

3.10     BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING.

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all members of the Board consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.11     FEES AND COMPENSATION OF DIRECTORS.

Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board shall have the authority to fix the compensation of directors.  No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

3.12     REMOVAL OF DIRECTORS.

Any director or the entire Board may be removed from office by the stockholders at any annual or special meeting of stockholders of the Corporation, the notice of which shall state that the removal of a director or directors is among the purposes of the meeting, but only for cause and only by the affirmative vote of the holders of not less than 80% of the shares of stock entitled to vote generally in the election of directors.

ARTICLE IV- COMMITTEES

4.1       COMMITTEES OF DIRECTORS.

The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation.  The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.  Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) amend, after, change or repeal any bylaw of the Corporation.

4.2       COMMITTEE MINUTES.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3       MEETINGS AND ACTION OF COMMITTEES.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)         Section 3.6 (place of meetings; meetings by telephone);

(ii)        Section 3.7 (regular meetings);

(iii)       Section 3.8 (special meeting; notice);

(iv)       Section 3.9 (quorum);

(v)        Section 3.10 (action without a meeting), and

(vi)       Section 6.13 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members.  However:

(i)         the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii)        special meetings of committees may also be called by resolution of the Board; and

(iii)       notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee.

The Board may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.

4.4       SUBCOMMITTEES

Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

ARTICLE V- OFFICERS

5.1       OFFICERS.

The officers of the Corporation shall be a chief executive officer, president and a secretary.  The Corporation may also have, at the discretion of the Board, a chairperson of the Board, a vice chairperson of the Board, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws.  Any number of offices may be held by the same person.

5.2       APPOINTMENT OF OFFICERS.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3, subject to the rights, if any, of an officer under any contract of employment.  No stockholder shall be entitled to appoint any officers.

5.3       SUBORDINATE OFFICERS.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers and agents as the business of the Corporation may require.  Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.  No stockholder shall be entitled to appoint any such officers or agents.

5.4       REMOVAL AND RESIGNATION OF OFFICERS.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board at any regular or special meeting of the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.  No stockholder shall be entitled to remove any officer.

Any officer may resign at any time by giving written notice to the Corporation.  Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice.  Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective.  Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5       VACANCIES IN OFFICES.

Any vacancy occurring in any office of the Corporation shall be filled only by the Board or as provided in Section 5.2.  No stockholder shall be entitled to appoint any officers.

5.6       REPRESENTATION OF SHARES OF OTHER CORPORATIONS.

The chairperson of the Board, the president, any vice president, the treasurer, the secretary or assistant secretary of the Corporation, or any other person authorized by the Board or the president or a vice president, is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares of any other corporation or corporations standing in the name of the Corporation.  The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7       AUTHORITY AND DUTIES OF OFFICERS.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

ARTICLE VI - GENERAL MATTERS

6.1       EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.  Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

6.2        ISSUANCE OF STOCK.

Subject to the provisions of the certificate of incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any unissued balance of the authorized capital stock of the Corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board in such manner, for such consideration and on such terms as the Board may determine.

6.3       STOCK CERTIFICATES; PARTLY PAID SHARES.

The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares.  Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation.  Notwithstanding the adoption of such a resolution by the Board, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the chairperson or vice-chairperson of the Board, or the president or a vice-president, and by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation representing the number of shares registered in certificate form.  Any or all of the signatures on the certificate may be a facsimile.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor.  Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated.  Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

6.4       SPECIAL DESIGNATION ON CERTIFICATES.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such powers, designations, preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such powers, designations, preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this Section 6.4 or Sections 156, 202(a) or 218(a) of the DGCL or with respect to this Section 6.4 a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.5       LOST CERTIFICATES.

Except as provided in this Section 6.5, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time.  The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

6.6       CONSTRUCTION; DEFINITIONS; TIME PERIODS.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws.  Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.  In applying any provision of these bylaws which requires that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.  Unless otherwise specified, all references to article and section in these bylaws are to articles and sections of these bylaws.

6.7       DIVIDENDS.

The Board, subject to any restrictions contained in either the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Corporation’s capital stock.  Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock, subject to the provisions of the certificate of incorporation.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.  Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

6.8       FISCAL YEAR.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

6.9       SEAL.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board.  The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

6.10     TRANSFER OF STOCK.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these bylaws.  Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps.  No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

6.11      STOCK TRANSFER AGREEMENTS.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

6.12      REGISTERED STOCKHOLDERS.

The Corporation:

(i)         shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;

(ii)        shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares; and

(iii)       shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

6.13      WAIVER OF NOTICE.

Whenever notice is required to be given to stockholders, directors or other persons under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders or the Board need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.

6.14      NOTICE TO STOCKHOLDERS SHARING AN ADDRESS

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the corporation under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any stockholder who fails to object in writing to the corporation, within 60 days of having been given written notice by the corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.

6.15      NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL

Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

6.16                    EVIDENCE OF AUTHORITY.

A certificate by the secretary, an assistant secretary, or a temporary secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

6.17                    CERTIFICATE OF INCORPORATION.

All references in these bylaws to the certificate of incorporation shall be deemed to refer to the Amended and Restated Certificate of Incorporation of the Corporation, as amended and in effect from time to time, including the terms of any certificate of designations of any series of preferred stock of the Corporation.

6.18                    RELIANCE UPON BOOKS, REPORTS AND RECORDS.

To the fullest extent permitted by law, each director, each member of any committee designated by the Board, and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation as provided by law, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

ARTICLE VII - NOTICE BY ELECTRONIC TRANSMISSION

7.1                            NOTICE BY ELECTRONIC TRANSMISSION.

Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the certificate of incorporation or these bylaws, any notice to stockholders given by the Corporation under any provision of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given.  Any such consent shall be revocable by the stockholder by written notice to the Corporation.  Any such consent shall be deemed revoked if:

(i)         the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and

(ii)        such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.

However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(iii)       if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(iv)       if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;

(v)        if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(vi)       if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

7.2                            DEFINITION OF ELECTRONIC TRANSMISSION.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

ARTICLE VIII - INDEMNIFICATION OF DIRECTORS, OFFICERS,
 EMPLOYEES AND AGENTS

8.1                            RIGHT TO INDEMNIFICATION.

(a)        Each person who was or is made a party, or is threatened to be made a party, to any actual, threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative or any predecessor of the Corporation, by reason of the fact that (i) he or she is or was a director or executive officer (as such term is defined in Section 16 of the Exchange Act) of the Corporation (hereinafter an “indemnitee”) or (ii) he or she is or was serving at the request of the Board or an executive officer (as such term is defined in Section 16 of the Exchange Act) of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (each person referred to in the preceding clause (i) or (ii), hereinafter an “indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, or by other applicable law as then in effect, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith.  The right to indemnification provided by this ARTICLE VIII shall apply whether or not the basis of such proceeding is alleged action in an official capacity as such director or officer or in any other capacity while serving as such director, officer, employee or agent.  Notwithstanding anything in this Section 8.1 to the contrary, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Corporation.

(b)        Each person who was or is made a party, or is threatened to be made a party, to any actual, threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative or any predecessor of the Corporation, by reason of the fact that (i) he or she is or was a non-executive officer, employee or agent of the Corporation or (ii) he or she is or was serving at the request of the Board or an executive officer (as such term is defined in Section 16 of the Exchange Act) of the Corporation as an officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, may be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, or by other applicable law as then in effect, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith.

8.2                            ADVANCEMENT OF EXPENSES.

The right to indemnification conferred in Section 8.1, shall include the right to have the expenses incurred in defending or preparing for any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”) paid by the Corporation; provided, however, that if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is to be rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking containing such terms and conditions, including the requirement of security, as the Board deems appropriate (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this ARTICLE VIII or otherwise.  The Corporation shall not be obligated to advance fees and expenses to an employee or agent in connection with a proceeding instituted by the Corporation against such person.

8.3                            RIGHT OF INDEMNITEE TO BRING SUIT.

If a claim under Section 8.1 or 8.2 is not paid in full by the Corporation within 60 calendar days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses under Section 8.2, in which case the applicable period shall be 30 calendar days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit.  In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL.  Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit.  In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this ARTICLE VIII or otherwise shall be on the Corporation.

8.4                            NONEXCLUSIVITY RIGHTS.

(i)         The rights to indemnification and to the advancement of expenses conferred in this ARTICLE VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provisions of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

(ii)        The Corporation may maintain insurance, at its expense, to protect itself and any past or present director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.  The Corporation may enter into contracts with any indemnitee in furtherance of the provisions of this ARTICLE VIII and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this ARTICLE VIII.

(iii)       The Corporation may without reference to Sections 8.1 through 8.4(i) and (ii) hereof, pay the expenses, including attorneys’ fees, incurred by any director, officer, employee or agent of the Corporation who is subpoenaed, interviewed or deposed as a witness or otherwise incurs expenses in connection with any civil, arbitration, criminal or administrative proceeding or governmental or internal investigation to which the Corporation is a party, target, or potentially a party or target, or of any such individual who appears as a witness at any trial, proceeding or hearing to which the Corporation is a party, if the Corporation determines that such payments will benefit the Corporation and if, at the time such expenses are incurred by such individual and paid by the Corporation, such individual is not a party, and is not threatened to be made a party, to such proceeding or investigation.

8.5                            INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION.

The Corporation may grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent permitted by law.  The Corporation may, by action of the Board, authorize one or more officers to grant rights for indemnification or the advancement of expenses to employees and agents of the Corporation on such terms and conditions as such officers deem appropriate.

8.6                            NATURE OF RIGHTS.

The rights conferred upon indemnitees in this ARTICLE VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.  Any amendment, alteration or repeal of this ARTICLE VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

ARTICLE IX- AMENDMENTS

These bylaws may be altered, amended or repealed only as provided in the certificate of incorporation.